Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces 2011 Earnings (Unaudited)

Highlights for 2011 included the following:

·	Net Income Increases 149%
·	Return on Average Equity of 12.91%
·	Net Interest Margin expands 78 basis points to 4.55%
·	Loans Increase 31%
·	Nonperforming Assets Decline to 0.76% of Total Assets
·	Fully Diluted Book Value at $8.34 per share
·	Tangible Common Equity ratio at 8.83%

Costa Mesa, Calif., January 24, 2012 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for 2011 of $10.6 million or $0.99 per share on a diluted basis, up from $4.2 million or $0.38 per share on a diluted basis for 2010.  For 2011, our return on average assets was 1.12% and return on average equity was 12.91%, up from a return on average assets of 0.53% and a return on average equity of 5.57% for 2010.

For the fourth quarter of 2011, the Company recorded net income of $2.6 million or $0.24 per share on a diluted basis, up from $1.6 million or $0.14 per share on a diluted basis for the fourth quarter 2010.  The increase in net income was primarily related to the acquisition of Canyon National Bank (“Canyon National”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver.

Steve Gardner, President and Chief Executive Officer, commented on the results for 2011, “Our results during the year reflect the ability of our employees to execute on every aspect of our strategic plan.  During another challenging year for the economy, we were able to generate solid results reflected by our return on average equity of 12.91% and the growth in our fully diluted book value to $8.34 per share.  Through the acquisition of Canyon National and our ability to retain its core customers, we have enhanced our franchise value by improving the composition of our deposit base.  During 2011, we continued the diversification of the loan portfolio and added a number of new business relationships. These efforts, along with growth in lower cost transaction accounts, which represent 48% of deposits at year end, drove the expansion of our net interest margin by 78 basis points to 4.55%.”

Mr. Gardner remarked on asset quality, “Our proven approach to managing problem assets was reflected in our ability to quickly reduce the amount of delinquent loans and OREO we acquired from Canyon National in the first quarter of 2011.  Since the end of that quarter, nonperforming assets have declined 76% resulting in nonaccrual loans to total loans of 0.82%, delinquent loans to gross loans of 0.77% and nonperforming assets to total assets of 0.76% as of December 31, 2011.  Our conservative credit culture and proactive approach to managing credit has produced superior results from our loan portfolio which continues to perform well.”

Mr. Gardner concluded, “Our strong balance sheet provides us flexibility within the current environment.  We will remain disciplined as we analyze acquisition opportunities to expand our franchise with the key goal of creating shareholder value.  Our managers and business bankers arrive each day focused on generating new business banking clients and expanding the Bank’s relationships with our existing customers.  These factors have been the drivers of our ability to outperform our peers.”

Net Interest Income

Net interest income totaled $11.0 million in the fourth quarter of 2011, up $3.4 million or 45.5% from the fourth quarter of 2010, reflecting a higher net interest margin and a $135.5 million or 17.6% increase in average interest-earning assets.  The increase in average interest-earning assets resulted primarily from the Canyon National acquisition, which added $179.8 million in interest earning assets.  The net interest margin was 4.84% in the fourth quarter of 2011, up 93 basis points from a year ago and 22 basis points from the third quarter of 2011.  Compared to the fourth quarter of 2010, the increase in our net interest margin resulted from a decrease in the average costs on interest-bearing liabilities of 59 basis points to 1.01% and an increase in the yield on interest-earning assets of 38 basis points to 5.81%.  For the fourth quarter of 2011, the decrease in costs on our interest-bearing liabilities was mainly associated with a decline in our cost of deposits of 51 basis points from 1.41% to 0.90%, primarily as a result of the deposits acquired from Canyon National, which changed our deposit composition to have a higher mix of lower costing transaction accounts.  In addition, our cost of borrowings declined by 45 basis points in the fourth quarter of 2011, compared to the same period in 2010, due to the pay down of higher costing borrowings as a result of the liquidity received in the Canyon National acquisition.  The increase in yield on our interest-earning assets was mainly associated with a greater proportion of higher yielding loans to lower yielding investment securities in the fourth quarter of 2011, compared with such proportion in the fourth quarter 2010.  Due to the accounting rules associated with our purchased credit impaired loans acquired from Canyon National, each quarter we are required to re-estimate cash flows which can cause volatility in our yield on loans.  For the fourth quarter of 2011, discount amortization on our purchased credit impaired loans contributed 11 basis points to our loan yield.

For 2011, our net interest income totaled $40.6 million, up $12.2 million or 42.9% from 2010.  The increase in net interest income was associated with a higher net interest margin which increased by 78 basis points to 4.55%, and higher interest-earning assets, which grew by $138.3 million to $893.0 million.  The increase in net interest margin and average interest-earning assets primarily related to the Canyon National acquisition.  The net interest margin was positively impacted by a lower overall acquired deposit cost at the time of acquisition of 47 basis points.

Provision for Loan Losses

The Company recorded a $527,000 provision for loan losses during the fourth quarter of 2011, compared with no provision recorded in the fourth quarter of 2010.  Net loan charge-offs amounted to $527,000 in the fourth quarter of 2011, up $236,000 from $291,000 experienced during the fourth quarter of 2010.  Of the current quarter total loan charge-offs of $834,000, other purchased loans of $708,000 and purchased credit impaired loans of $109,000 related to the Canyon National acquisition.

For 2011, the provision for loan losses totaled $3.3 million and net loan charge-offs totaled $3.6 million.  This compares with a provision for loan losses of $2.1 million and net charge-offs of $2.1 million for 2010.

Noninterest income (loss)

The Company had noninterest income of $257,000 in the fourth quarter of 2011, an increase of $243,000 from the fourth quarter of 2010.  The increase resulted from higher deposit fee income of $340,000 and loan servicing fee income of $293,000, partially offset by higher losses on the sale of loans of $505,000.  The increases in both fee categories were primarily related to the Canyon National acquisition.

For 2011, our noninterest income totaled $6.5 million, compared with a loss of $1.1 million in 2010.  The favorable change of $7.6 million reflected a bargain purchase gain of $4.2 million on the Canyon National acquisition and increases in deposit fee income of $1.4 million, loan servicing fee income of $660,000, other income of $596,000, gain on the sale of investment securities available for sale of $569,000 and an improvement in other-than-temporary impairment loss on investment securities of $470,000, partially offset by an increase in loss on the sale of loans of $273,000.  Increases in deposit fee, servicing fee and other income categories were primarily related to the Canyon National acquisition.

Noninterest Expense

Noninterest expense totaled $6.6 million in the fourth quarter of 2011, up $1.6 million or 32.1% from the fourth quarter of 2010.  Most of our noninterest expense categories increased primarily as a result of the Canyon National acquisition, which included increases in compensation and benefits costs of $824,000; premises and occupancy expenses of $239,000, which included depreciation expense for the purchase of one Canyon National branch location from the FDIC; data processing and communications expense of $172,000; OREO operations, net of $166,000; and other expense of $143,000, partially offset by lower legal and audit costs of $159,000.  Although we expected to incur higher expenses in conjunction with the Canyon National acquisition, we have achieved improved efficiencies as reflected by our efficiency ratio of 50.4% for the fourth quarter of 2011, compared with 58.7% for the fourth quarter of 2010.

For 2011, noninterest expense totaled $26.9 million, up $8.0 million or 42.0% from 2010.  With the exception of our FDIC insurance premiums, all expense categories increased in 2011 as compared to 2010 and included increases in compensation and benefits costs of $4.7 million, primarily from an increase in employee count and termination costs; other expenses of $941,000; premises and occupancy expense of $878,000; data processing and communications expense of $613,000; and marketing expense of $501,000.  These expense increases almost entirely related to the Canyon National acquisition and were partially offset by lower FDIC insurance premiums of $449,000, primarily due to the improvement in our assessment rate during the third quarter of 2011.

Assets and Liabilities

At December 31, 2011, assets totaled $961.1 million, up $134.3 million or 16.2% from December 31, 2010.  The increase since year end 2010 is predominately related to the Canyon National acquisition.  During the fourth quarter of 2011, assets increased $32.6 million or 3.5%, primarily due to an increase in cash of $22.4 million, investment securities available for sale of $7.9 million and loans held for investment of $4.1 million.

Investment securities available for sale totaled $115.6 million at December 31, 2011, down $39.4 million or 25.4% from December 31, 2010.  During the fourth quarter of 2011, investment securities increased by $7.9 million and included purchases of $41.0 million, partially offset by sales of $29.7 million and principal payments of $2.8 million.  At December 31, 2011, 53 of our 64 private label mortgage-backed securities (“MBS”) were classified as substandard or impaired and had a book value of $2.8 million and a market value of $2.2 million.  Interest received from these securities is applied against their respective principal balances.  All of our private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $738.6 million at December 31, 2011, an increase of $174.2 million or 30.9% from December 31, 2010.  The increase in 2011 is predominately related to the Canyon National acquisition.  Additionally, after thorough analysis on how to diversify our loan portfolio and generate new business banking customers, we decided to offer warehouse repurchase facilities for a select number of mortgage banking lenders at the end of 2010.  This product is only offered to those mortgage bankers that have an established track record of sound operations, adequate capital and liquidity to support their origination volume, and a demonstrated ability to originate loans in a consistently sound manner. We generally accept only conforming conventional and government guaranteed loan products in these facilities, which are closely monitored by Bank credit and operations staff.  Through these efforts, we have grown this product during 2011 to be just over 9% of our gross loans at $67.5 million at year-end 2011.  During the fourth quarter of 2011, net loans held for investment increased $4.1 million or 0.6% and included loan originations of $50.2 million, partially offset by principal repayments of $30.3 million and loan sales of $15.3 million.  At December 31, 2011, the loans to deposits ratio was 89.1%, down from 92.1% at September 30, 2011, but up from 85.6% at December 31, 2010.  At December 31, 2011, our allowance for loan losses was $8.5 million, essentially unchanged from September 30, 2011 and down $357,000 from December 31, 2010.  The allowance for loan losses as a percent of nonaccrual loans was 139.9% at December 31, 2011, up from 91.1% at September 30, 2011, but down from 270.9% at December 31, 2010.  The decrease in allowance for loan losses as a percent of nonaccrual loans from year-end 2010 was primarily due to the addition of nonaccrual loans acquired from Canyon National.  At December 31, 2011, the ratio of allowance for loan losses to total gross loans was 1.2%, essentially equal to that at September 30, 2011, but down from 1.6% at December 31, 2010.

Deposits totaled $828.9 million at December 31, 2011, up $169.6 million or 25.7% from December 31, 2010.  The increase from year-end 2010 is predominately related to the Canyon National acquisition.  During the fourth quarter of 2011, deposits increased $31.5 million or 4.0% due primarily to increases in retail certificates of deposit of $30.6 million, noninterest-bearing accounts of $3.1 million and interest-bearing transaction accounts of $2.0 million, partially offset by a decrease in wholesale certificates of deposit of $4.2 million.  At December 31, 2011, we had no brokered deposits.  The total end of period cost of deposits at December 31, 2011 decreased to 0.89%, from 0.94% at September 30, 2011 and from 1.40% at December 31, 2010.

At December 31, 2011, total borrowings amounted to $38.8 million, down $40.0 million or 50.8% from December 31, 2010.  As a result of the liquidity we received from the Canyon National acquisition, we paid off $40.0 million in fixed rate Federal Home Loan Bank term advances in the first quarter of 2011, which primarily accounts for the change from year-end 2010.  Borrowings were unchanged during the fourth quarter of 2011.  Total borrowings at December 31, 2011 represented 4.0% of total assets and had a weighted average cost of 3.07%, compared with 4.2% of total assets at a weighted average cost of 3.03% at September 30, 2011 and 9.53% of total assets and at a weighted average cost of 1.81% at December 31, 2010.

Nonperforming Assets

At December 31, 2011, nonperforming assets totaled $7.3 million or 0.76% of total assets, up from $3.3 million or 0.40% of total assets at December 31, 2010, but down from $12.2 million or 1.31% of total assets at September 30, 2011.  During the fourth quarter of 2011, nonperforming loans decreased $3.3 million to total $6.1 million and OREO decreased $1.6 million to total $1.2 million.  The decline in nonperforming loans and OREO was primarily due to sales that exceeded any additions to such categories.  At December 31, 2011, OREO consisted primarily of land of $678,000, one commercial real estate property of $341,000 and single family residences of $212,000.

Capital Ratios

At December 31, 2011, our ratio of tangible common equity to total assets was 8.83%, with a basic book value per share of $8.39 and diluted book value per share of $8.34.

At December 31, 2011, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 9.44%, tier 1 risked-based capital of 11.49% and total risk-based capital of 12.59%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At December 31, 2011, the Company had a ratio for tier 1 leverage capital of 9.50%, tier 1 risked-based capital of 11.50% and total risk-based capital of 12.60%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our nine full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2010 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	December 31,	December 31,
ASSETS	2011	2010
	(Unaudited)	(Audited)
Cash and due from banks	$60,207	$63,433
Federal funds sold	28	29
Cash and cash equivalents	60,235	63,462
Investment securities available for sale	115,645	155,094
FHLB stock/Federal Reserve Bank stock, at cost	12,475	13,334
Loans held for investment	738,589	564,417
Allowance for loan losses	(8,522)	(8,879)
Loans held for investment, net	730,067	555,538
Accrued interest receivable	3,885	3,755
Other real estate owned	1,231	34
Premises and equipment	9,819	8,223
Deferred income taxes	8,998	11,103
Bank owned life insurance	12,977	12,454
Intangible assets	2,069	-
Other assets	3,727	3,819
TOTAL ASSETS	$961,128	$826,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$112,313	$47,229
Interest bearing:
Transaction accounts	287,876	203,029
Retail certificates of deposit	428,688	407,108
Wholesale/brokered certificates of deposit	-	1,874
Total deposits	828,877	659,240
FHLB advances and other borrowings	28,500	68,500
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,664	10,164
TOTAL LIABILITIES	874,351	748,214
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,337,626 shares at December 31, 2011, and 10,033,836 shares at December 31, 2010 issued and outstanding	104	100
Additional paid-in capital	76,310	79,942
Retained earnings (accumulated deficit)	10,046	(526)
Accumulated other comprehensive income (loss), net of tax (benefit) of $222 at December 31, 2011, and ($639) at December 31, 2010	317	(914)
TOTAL STOCKHOLDERS’ EQUITY	86,777	78,602
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$961,128	$826,816

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(audited)
INTEREST INCOME
Loans	$12,391	$9,316	$46,369	$36,509
Investment securities and other interest-earning assets	746	1,133	3,856	4,594
Total interest income	13,137	10,449	50,225	41,103
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	370	405	1,548	1,710
Interest on certificates of deposit	1,489	1,937	6,740	7,901
Total interest-bearing deposits	1,859	2,342	8,288	9,611
FHLB advances and other borrowings	238	495	998	2,741
Subordinated debentures	80	79	310	314
Total interest expense	2,177	2,916	9,596	12,666
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	10,960	7,533	40,629	28,437
PROVISION FOR LOAN LOSSES	527	-	3,255	2,092
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,433	7,533	37,374	26,345
NONINTEREST INCOME (LOSS)
Loan servicing fees	359	66	1,060	400
Deposit fees	554	214	2,195	817
Net loss from sales of loans	(1,160)	(655)	(3,605)	(3,332)
Net gain from sales of investment securities	264	258	1,589	1,020
Other-than-temporary impairment loss on investment securities, net	(79)	(179)	(617)	(1,087)
Gain on FDIC transaction	-	-	4,189	-
Other income	319	310	1,702	1,106
Total noninterest income (loss)	257	14	6,513	(1,076)
NONINTEREST EXPENSE
Compensation and benefits	3,172	2,348	13,205	8,483
Premises and occupancy	920	681	3,501	2,623
Data processing and communications	384	212	1,419	806
Other real estate owned operations, net	510	344	1,497	1,371
FDIC insurance premiums	156	193	809	1,258
Legal and audit	160	319	1,438	1,134
Marketing expense	351	216	1,287	786
Office and postage expense	245	121	850	530
Other expense	718	575	2,898	1,957
Total noninterest expense	6,616	5,009	26,904	18,948
NET INCOME BEFORE INCOME TAXES	4,074	2,538	16,983	6,321
INCOME TAX	1,519	938	6,411	2,083
NET INCOME	$2,555	$1,600	$10,572	$4,238

EARNINGS PER SHARE
Basic	$0.25	$0.16	$1.05	$0.42
Diluted	$0.24	$0.14	$0.99	$0.38

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,149,148	10,033,836	10,092,181	10,033,836
Diluted	10,520,919	11,122,502	10,630,720	11,057,404

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Profitability and Productivity
Net interest margin	4.84%	3.91%	4.55%	3.77%
Noninterest expense to average total assets	2.79	2.48	2.85	2.38
Efficiency ratio (1)	50.41	58.72	56.50	59.24
Return on average assets	1.08	0.79	1.12	0.53
Return on average equity	11.98	8.12	12.91	5.57

Asset and liability activity
Loans originated/purchased	$50,168	$34,762	$335,635	$111,223
Repayments	(30,313)	(26,438)	(100,671)	(61,983)
Loans sold	(15,309)	(3,682)	(42,201)	(29,977)
Increase (decrease) in loans, net	4,115	12,254	174,529	(11,046)
Increase in assets	32,626	5,496	134,312	19,493
Increase in deposits	31,499	2,449	169,637	40,506
Increase (decrease) in borrowings	-	2,000	(40,000)	(23,000)

(1) Efficiency ratio excludes other real estate operations, net; gains and losses from sales of loans and investment securities; and gain on FDIC transaction.

	Average Balance Sheets
	Three Months Ended			Three Months Ended
	December 31, 2011			December 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$60,040	$27	0.18%	$44,814	$24	0.21%
Federal funds sold	28	-	0.00%	29	-	0.00%
Investment securities	119,328	719	2.41%	179,818	1,109	2.47%
Loans receivable, net (1)	726,087	12,391	6.83%	545,331	9,316	6.83%
Total interest-earning assets	905,483	13,137	5.81%	769,992	10,449	5.43%
Noninterest-earning assets	42,651			39,300
Total assets	$948,134			$809,292
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$401,303	$370	0.37%	$246,708	$405	0.65%
Retail certificates of deposit	413,864	1,488	1.43%	412,393	1,934	1.86%
Wholesale/brokered certificates of deposit	939	1	0.42%	1,947	3	0.61%
Total interest-bearing deposits	816,106	1,859	0.90%	661,048	2,342	1.41%
FHLB advances and other borrowings	28,652	238	3.30%	51,402	495	3.82%
Subordinated debentures	10,310	80	3.08%	10,310	79	3.04%
Total borrowings	38,962	318	3.24%	61,712	574	3.69%
Total interest-bearing liabilities	855,068	2,177	1.01%	722,760	2,916	1.60%
Noninterest-bearing liabilities	7,779			7,704
Total liabilities	862,847			730,464
Stockholders' equity	85,287			78,828
Total liabilities and equity	$948,134			$809,292
Net interest income		$10,960			$7,533
Net interest rate spread (2)			4.80%			3.83%
Net interest margin (3)			4.84%			3.91%
Ratio of interest-earning assets to interest-bearing liabilities			105.90%			106.53%

(1)	Average balance includes nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

	Average Balance Sheets
	Twelve Months Ended			Twelve Months Ended
	December 31, 2011			December 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$61,014	$121	0.20%	$53,322	$120	0.23%
Federal funds sold	6,821	5	0.07%	29	-	0.00%
Investment securities	139,770	3,730	2.67%	157,782	4,474	2.84%
Loans receivable, net (1)	685,434	46,369	6.76%	543,567	36,509	6.72%
Total interest-earning assets	893,039	50,225	5.62%	754,700	41,103	5.45%
Noninterest-earning assets	49,340			41,349
Total assets	$942,379			$796,049
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$390,906	$1,548	0.40%	$232,567	$1,710	0.74%
Retail certificates of deposit	408,720	6,704	1.64%	400,556	7,871	1.97%
Wholesale/brokered certificates of deposit	7,525	36	0.48%	2,699	30	1.11%
Total interest-bearing deposits	807,151	8,288	1.03%	635,822	9,611	1.51%
FHLB advances and other borrowings	35,130	998	2.84%	66,678	2,741	4.11%
Subordinated debentures	10,310	310	3.01%	10,310	314	3.05%
Total borrowings	45,440	1,308	2.88%	76,988	3,055	3.97%
Total interest-bearing liabilities	852,591	9,596	1.13%	712,810	12,666	1.78%
Noninterest-bearing liabilities	7,902			7,208
Total liabilities	860,493			720,018
Stockholders' equity	81,886			76,031
Total liabilities and equity	$942,379			$796,049
Net interest income		$40,629			$28,437
Net interest rate spread (2)			4.49%			3.67%
Net interest margin (3)			4.55%			3.77%
Ratio of interest-earning assets to interest-bearing liabilities			104.74%			105.88%

(1)	Average balance includes nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	December 31, 2011	December 31, 2010
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	9.44%	10.29%
Tier 1 risk-based capital ratio	11.49	14.03
Total risk-based capital ratio	12.59	15.28

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	9.50%	10.41%
Tier 1 risk-based capital ratio	11.50	14.07
Total risk-based capital ratio	12.60	15.32

Share Data
Book value per share (Basic)	$8.39	$7.83
Book value per share (Diluted)	8.34	7.18
Closing stock price	6.34	6.48

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	December 31, 2011	December 31, 2010

Loan Portfolio
Real estate loans:
Multi-family	$193,830	$243,584
Commercial non-owner occupied	164,341	130,525
One-to-four family (1)	60,027	20,318
Land	6,438	-
Business loans:
Commercial owner occupied (2)	152,299	113,025
Commercial and industrial	86,684	42,077
Warehouse facilities	67,518	12,610
SBA	4,727	4,088
Other loans	3,390	1,417
Total gross loans (3)	739,254	567,644
Less:
Deferred loan origination costs/(fees) and premiums/(discounts), net	(665)	(3,227)
Allowance for loan losses	(8,522)	(8,879)
Loans held for investment, net	$730,067	$555,538

Asset Quality
Nonaccrual loans	$6,093	$3,277
Other real estate owned	1,231	34
Nonperforming assets	$7,324	$3,311
Allowance for loan losses	$8,522	$8,879
Allowance for loan losses as a percent of total nonperforming loans	139.87%	270.95%
Nonperforming loans as a percent of gross loans receivable	0.82	0.58
Nonperforming assets as a percent of total assets	0.76	0.40
Net loan charge-offs for the quarter ended	$527	$291
Net loan charge-offs for the year ended	$3,612	$2,118
Net loan charge-offs for quarter to average total loans, net	0.29%	0.21%
Allowance for loan losses to gross loans	1.15	1.56

Delinquent Loans:
30 - 59 days	$699	$1,203
60 - 89 days	731	17
90+ days (4)	4,260	3,091
Total delinquency	$5,690	$4,311
Delinquency as a % of total gross loans	0.77%	0.76%

(1) Includes second trust deeds.
(2) Majority secured by real estate.
(3) Total Gross Loans for December 31, 2011 is net of the mark-to-market discount of $4.8 million on loans which were acquired in connection with the acquisition of Canyon National Bank.
(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.